Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-220519

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.500% Senior Notes due 2028	$300,000,000	99.0%	$297,000,000	$38,551
4.750% Senior Notes due 2030	$300,000,000	98.5%	$295,500,000	$38,356
Guarantees related to the Senior Notes (2)	—	—	—	—

(1)	Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The total registration fee for this offering is $76,907 and is being paid in accordance with Rule 456(b) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registrant’s registration statement on Form S-3 (File No. 333-220519).
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

PROSPECTUS    SUPPLEMENT

(To Prospectus Dated September 18, 2017)

$600,000,000

$300,000,000 4.500% Senior Notes due 2028

$300,000,000 4.750% Senior Notes due 2030

We are offering $600,000,000 aggregate principal amount of our notes, consisting of $300,000,000 principal amount of our existing series of 4.500% senior notes due 2028 (the “new 2028 notes”) and $300,000,000 principal amount of our existing series of 4.750% senior notes due 2030 (the “new 2030 notes” and, together with the new 2028 notes, the “new notes”). The new 2028 notes will be issued under the indenture pursuant to which, on September 18, 2019, we issued $500,000,000 aggregate principal amount of our 4.500% senior notes due 2028 (the “initial 2028 notes,” and together with the new 2028 notes, the “2028 notes”). The new 2030 notes will be issued under the indenture pursuant to which, on September 18, 2019, we issued $500,000,000 aggregate principal amount of our 4.750% senior notes due 2030 (the “initial 2030 notes,” and together with the new 2030 notes, the “2030 notes”). The 2028 notes and the 2030 notes may be referred to collectively in this prospectus supplement as the “notes.” The new notes of each series will have the same terms (other than the date of issuance, public offering price and first interest payment date) as the initial notes of such series and will rank pari passu with, and vote together with, the holders of the initial notes of such series on any matter submitted to the holders of such series. The new notes of each series will have the same CUSIP number and ISIN as the initial notes of such series and will be fungible with the initial notes of such series for trading purposes.

We will pay interest on the 2028 notes semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2020 in the case of the new 2028 notes. We will pay interest on the 2030 notes semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2020 in the case of the new 2030 notes. The 2028 notes will mature on February 1, 2028, and the 2030 notes will mature on February 1, 2030.

At any time on or after February 1, 2023, we may, at our option, redeem all or a portion of the 2028 notes at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time on or after February 1, 2025, we may, at our option, redeem all or a portion of the 2030 notes at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. The redemption prices are discussed under the caption “Description of Notes—Optional Redemption.” At any time prior to February 1, 2023, we may, at our option, redeem all or a portion of the 2028 notes, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to February 1, 2025, we may, at our option, redeem all or a portion of the 2030 notes, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Prior to February 1, 2023, we may redeem up to 35% of the aggregate principal amount of the 2028 notes from the proceeds of certain equity offerings at a redemption price of 104.50%, plus accrued and unpaid interest, if any, to the redemption date. Prior to February 1, 2025, we may redeem up to 35% of the aggregate principal amount of the 2030 notes from the proceeds of certain equity offerings at a redemption price of 104.75%, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.” If we experience specific kinds of changes in control, we must offer to purchase the notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The notes will be guaranteed by our subsidiary guarantors that guarantee borrowings under our credit agreement and other capital markets debt. The notes and the guarantees will be senior unsecured obligations of Encompass Health Corporation and our subsidiary guarantors. The notes will rank equal in right of payment to our current and future senior debt and will rank senior in right of payment to any future subordinated debt. The notes will be effectively subordinated to our current and future secured debt, including borrowings under our credit agreement, to the extent of the value of the assets securing such debt. In addition, the notes and the guarantees will be structurally subordinated to any liabilities, including trade payables, of our nonguarantor subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2028 Note	Per 2030 Note	Total
Public Offering Price(1)	99.0%	98.5%	$592,500,000
Underwriting Discount	1.5%	1.5%	$9,000,000
Proceeds to Encompass Health Corporation(2)	97.5%	97.0%	$583,500,000

(1)

Plus accrued interest from and including February 1, 2020 up to, but excluding, the date of delivery. The public offering price and proceeds, before expenses, to us, do not include the amount of accrued interest on the notes offered hereby from February 1, 2020 up to, but excluding, the date of delivery of such notes. This pre-issuance accrued interest must be paid by the purchasers of the notes offered hereby. On August 1, 2020, the next interest payment date, we will pay this pre-issuance accrued interest to the holders of the new notes.

(2)	The proceeds to Encompass Health Corporation set forth above do not take into account offering expenses.

The notes will not be listed on any national securities exchange or quoted on any automated dealer quotation system. We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about May 15, 2020.

Joint Book-Running Managers

BofA Securities	Barclays	Citigroup

Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

RBC Capital Markets	Regions Securities LLC

SunTrust Robinson Humphrey	Wells Fargo Securities

May 12, 2020

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with any other information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, the terms “Encompass Health,” “we,” “us,” “our,” and the “Company” refer to Encompass Health Corporation and its consolidated subsidiaries. Unless otherwise stated or the context otherwise requires, the term “Encompass Health Corporation” refers to Encompass Health Corporation alone wherever a distinction between Encompass Health Corporation and its subsidiaries is required or aids in the understanding of this document and the term “EHHI” refers to EHHI Holdings, Inc. and its subsidiaries, which collectively operate our home health and hospice business.

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any one of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

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FORWARD-LOOKING STATEMENTS

This prospectus supplement contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to, among other things, future events, the spread and impact of the COVID-19 pandemic, changes to Medicare reimbursement and other healthcare laws and regulations from time to time, our business strategy, our dividend and stock repurchase strategies, our financial plans, our growth plans, our future financial performance, our projected business results, or our projected capital expenditures. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “projects,” “targets,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Any forward-looking statement is based on information current as of the date of this prospectus supplement and speaks only as of the date on which such statement is made. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, a pandemic, epidemic, or other widespread outbreak of an infectious disease or other public health crisis, such as the COVID-19 pandemic, which could decrease our patient volumes, pricing, and revenues, lead to staffing and supply shortages and associated cost increases, or otherwise interrupt operations; state and local executive actions in response to the COVID-19 pandemic, such as shelter-in-place orders, facility closures and quarantines, which could impair our ability to operate and provide care; our ability to maintain infectious disease prevention and control efforts that are required and effectively minimize the spread of COVID-19 among patients and employees; changes in the rules and regulations of the healthcare industry at either or both of the federal and state levels, including those contemplated now and in the future as part of national healthcare reform and deficit reduction (such as the re-basing of payment systems, the introduction of site neutral payments or case-mix weightings across post-acute settings, the Patient-Driven Groupings Model for home health, the new patient assessment measures, which we refer to as “Section GG functional measures,” for inpatient rehabilitation, and other payment system reforms), which may decrease revenues and increase the costs of complying with the rules and regulations; reductions or delays in, or suspension of, reimbursement for our services by governmental or private payors, including our ability to obtain and retain favorable arrangements with third-party payors; restrictive interpretations of the regulations governing the claims that are reimbursable by Medicare; our ability to comply with extensive and changing healthcare regulations as well as the increased costs of regulatory compliance and compliance monitoring in the healthcare industry, including the costs of investigating and defending asserted claims, whether meritorious or not; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings, including disclosed and undisclosed qui tam suits; the use by governmental agencies and contractors of statistical sampling and extrapolation to expand claims of overpayment or noncompliance; delays in the administrative appeals process associated with denied Medicare reimbursement claims, including from various Medicare audit programs, and our exposure to the related delay or reduction in the receipt of the reimbursement amounts for services previously provided, including through recoupment of ongoing claims reimbursement by the Centers for Medicare & Medicaid Services; the ongoing evolution of the healthcare delivery system, including alternative payment models and value-based purchasing initiatives, which may decrease our reimbursement rate or increase costs associated with our operations; our ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages, including as a result of the COVID-19 pandemic, and the impact on our labor expenses from potential union activity and staffing recruitment and retention; competitive pressures in the healthcare industry, including from other providers that may be participating in integrated delivery payment arrangements in which we do not participate, and our response to those pressures; our ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with our growth strategy, including realization of anticipated revenues, cost savings, productivity improvements arising from the related operations and avoidance of unanticipated difficulties, costs or liabilities that could arise from acquisitions or integrations; increased costs of defending and insuring against alleged professional liability and other claims and the ability to predict the costs related to claims; potential incidents affecting the proper operation, availability, or security of our or our

S-iii

vendors’ or partners’ information systems, including the patient information stored there; new or changing quality reporting requirements impacting operational costs or our Medicare reimbursement; the price of our common stock as it affects our willingness and ability to repurchase shares and the financial and accounting effects of any repurchases; our ability and willingness to continue to declare and pay dividends on our common stock, which could be affected by reduced cash flow resulting from the COVID-19 pandemic; our ability to maintain proper local, state and federal licensing, including compliance with the Medicare conditions of participation and provider enrollment requirements, which is required to participate in the Medicare program; our ability to attract and retain key management personnel; changes in our payor mix or the acuity of our patients affecting reimbursement rates; general conditions in the economy and capital markets, including any disruption, instability, or uncertainty related to armed conflict or an act of terrorism, a governmental impasse over approval of the United States federal budget, an increase to the debt ceiling, an international trade war, a sovereign debt crisis, or a widespread outbreak of an infectious disease such as COVID-19; and those factors described under the heading “Risk Factors,” starting on page S-8 of this prospectus supplement, and in the accompanying prospectus, as well as those risks described in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you.

Company Overview

We are a leading provider of integrated healthcare services, offering both facility-based and home-based patient care through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. As of March 31, 2020, our national footprint spans 37 states and Puerto Rico. We manage our operations in two operating segments, which are also our reportable segments: (1) inpatient rehabilitation and (2) home health and hospice.

In 2018, we undertook a rebranding to reinforce our strategy and position as an integrated provider of facility-based and home-based patient care. As part of the rebranding, we changed our corporate name from HealthSouth Corporation to Encompass Health Corporation and the NYSE ticker symbol for our common stock from “HLS” to “EHC.”

Inpatient Rehabilitation

We are the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. We provide specialized rehabilitative treatment on predominantly an inpatient basis. We operate hospitals in 33 states and Puerto Rico, with concentrations in the eastern half of the United States and Texas. As of March 31, 2020, we operated 134 inpatient rehabilitation hospitals. We are the sole owner of 87 of these hospitals. We retain 50.0% to 97.5% ownership in the remaining 47 jointly owned hospitals. In addition to our hospitals, we manage three inpatient rehabilitation units through management contracts. Our inpatient rehabilitation segment represented approximately 77% of our net operating revenues for the quarter ended March 31, 2020.

Home Health and Hospice

Our home health business is the nation’s fourth largest provider of Medicare-certified skilled home health services in terms of revenues. Our home health services include a comprehensive range of Medicare-certified home nursing services to adult patients in need of care. These services include, among others, skilled nursing, physical, occupational and speech therapy, medical social work, and home health aide services. Our hospice business is the nation’s eleventh largest provider of Medicare-certified hospice services in terms of revenues. We provide hospice services to terminally ill patients and their families. These in-home services address patients’ physical needs, including pain control and symptom management, and provide emotional and spiritual support. As of March 31, 2020, we provided home health services in 245 locations and hospice services in 83 locations across 31 states, with concentrations in the Southeast and Texas. In addition, one of these home health agencies operates as a joint venture which we account for using the equity method of accounting. We are the sole owner of 320 of these locations. We retain 50.0% to 81.0% ownership in the remaining eight jointly owned locations. Our home health and hospice segment represented approximately 23% of our net operating revenues for the quarter ended March 31, 2020.

Corporate Information

We were organized as a Delaware corporation in February 1984. Our principal executive offices are located at 9001 Liberty Parkway, Birmingham, Alabama 35242, and the telephone number of the principal executive offices is (205) 967-7116. Our Internet website address is www.encompasshealth.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the notes.

Recent Developments

Amendment to Credit Agreement

On April 24, 2020, we entered into an amendment to our senior secured credit agreement. Capitalized terms used and not defined in this summary of the amendment have the meanings ascribed to such terms in the credit agreement. The modifications made pursuant to the amendment include:

•	the Interest Coverage Ratio and the Leverage Ratio in the financial covenants were revised, as follows:

Fiscal Quarters Ending	Interest Coverage Ratio
December 31, 2019 and March 31, 2020	3.00 to 1.00
June 30, 2020, September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021	2.00 to 1.00
March 31, 2022 and thereafter	3.00 to 1.00

Fiscal Quarters Ending	Leverage Ratio
December 31, 2019 and March 31, 2020	4.50 to 1.00
June 30, 2020	4.75 to 1.00
September 30, 2020	5.50 to 1.00
December 31, 2020	6.50 to 1.00
March 31, 2021	6.50 to 1.00
June 30, 2021	6.00 to 1.00
September 30, 2021	5.50 to 1.00
December 31, 2021	5.00 to 1.00
March 31, 2022 and thereafter	4.25 to 1.00

•

the definition of “Material Adverse Effect” was amended in order to exclude from the definition the direct and indirect impacts of the novel coronavirus disease 2019 (“COVID-19”) and related legislative, regulatory and executive actions on us and our Restricted Subsidiaries for a period of 364 days following the date of the credit agreement amendment; and

•

the investment and restricted payment covenants were amended in order to add to each a Leverage Ratio condition (not in excess of 4.50x) to the provisions in each such covenant that allow unlimited Investments and Restricted Payments in the event certain conditions are met, including a Senior Secured Leverage Ratio (not in excess of 2:00x) and the existence of no Events of Default in addition to the new Leverage Ratio condition.

The other material terms of our credit agreement remain the same and are described in more detail in our filings with the SEC.

CARES Act Relief Funds

The Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), signed into law on March 27, 2020, authorized the cash distribution of relief funds to healthcare providers in response to the COVID-19 pandemic. On April 10, 2020, we began to receive the CARES Act relief fund payments, for which we did not apply, from the United States Department of Health and Human Services (“HHS”). To date, our inpatient rehabilitation hospitals and home health and hospice agencies have received in aggregate approximately $238 million. On May 7, 2020, we informed HHS that we would not accept any of the CARES Act relief funds. We are currently seeking direction on how to process the repayment of those funds.

Patient Volume Trends

During January and February 2020, both of our operating segments were exhibiting strong year-over-year volume growth as shown in the table below. Beginning in mid-March 2020, we experienced decreased volumes in both segments which we believe resulted from a number of conditions related to the COVID-19 pandemic, including: lower acute-care hospital censuses due to the deferral of elective surgeries and shelter-in-place orders, restrictive visitation policies in place at acute-care hospitals that have served to severely limit access to patients and caregivers by our clinical rehabilitation liaisons and care transition coordinators, lock down of assisted living facilities, and heightened anxiety among patients and their family members regarding the risk of exposure to COVID-19 during acute-care and post-acute care treatment. We believe these factors have contributed to a decline in new patients for all of our business lines, a lower length of stay in the inpatient rehabilitation segment, and fewer visits per episode in home health. For the two-month period of January and February and the month of March, year-over-year volume results were as follows:

	2020 vs. 2019
	January—February	March
Inpatient Rehabilitation
Total discharges	7.7%	(1.0)%
Home Health and Hospice
Home health total admissions	18.5%	(0.5)%
Hospice total admissions	31.5%	13.9%

We continued to experience lower volumes in April and May 2020 than we did in January and February 2020. Certain volume results for April and May, including certain year-over-year volume growth information for the month of April, are included below.

April 2020 vs. April 2019
Inpatient Rehabilitation
Total discharges	(20.9)%
Home Health and Hospice
Home health total admissions	(23.5)%
Hospice total admissions	27.8%

Inpatient Rehabilitation—Patient Census Information
February 29, 2020	March 31, 2020	April 12, 2020 (Easter Weekend)	April 29, 2020	May 6, 2020
6,782	5,342	5,139	5,989	6,119

Home Health—Starts of Episodes (Includes Starts of Care and Recertifications)
Week Ended March 1, 2020	Week Ended March 29, 2020	Week Ended April 12, 2020	Week Ended April 26, 2020	Week Ended May 3, 2020
4,950	4,778	4,120	4,283	4,628

Hospice—Admissions
Week Ended March 1, 2020	Week Ended March 29, 2020	Week Ended April 12, 2020	Week Ended April 26, 2020	Week Ended May 3, 2020
259	197	236	239	242

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all the information that may be important to you. For a more complete description of the notes, see “Description of Notes.” In this summary of the offering, the words “we,” “us,” and “our” refer only to Encompass Health Corporation and not to any of its subsidiaries.

Issuer	Encompass Health Corporation.

Notes Offered	$300 million aggregate principal amount of 4.500% senior notes due 2028.

$300 million aggregate principal amount of 4.750% senior notes due 2030.

The new notes of each series offered hereby are an additional issuance under the existing indenture under which we issued the initial notes of each such series. The new notes of each series will have the same terms (other than the date of issuance, public offering price and first interest payment date) as the initial notes of such series and will rank pari passu with the initial notes of such series. Holders of the new notes of a series will vote together with the holders of the initial notes of such series on any matter submitted to the holders of such series. The new notes of each series will have the same CUSIP number and ISIN as the initial notes of such series and will be fungible with the initial notes of such series for trading purposes.

Maturity	February 1, 2028, in the case of the 2028 notes.

February 1, 2030, in the case of the 2030 notes.

Interest Payment Dates	February 1 and August 1 of each year, beginning on August 1, 2020 in the case of the new 2028 notes.

February 1 and August 1 of each year, beginning on August 1, 2020 in the case of the new 2030 notes.

Guarantees

The notes will be jointly and severally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that guarantee borrowings under our credit agreement and other capital markets debt. Encompass Health Home Health Holdings, Inc. (“Holdings”), EHHI and their respective wholly-owned subsidiaries became guarantors of borrowings under our credit agreement effective April 23, 2020 and will guarantee the notes. However, certain of our subsidiaries will not guarantee the notes. For the three months ended March 31, 2020, our subsidiaries that will not be guaranteeing the notes represented in the aggregate approximately 27.4% of our consolidated net operating revenues and approximately 24.4% of our Adjusted EBITDA. As of March 31, 2020, our subsidiaries that will not be guaranteeing the notes held approximately 28.3% of our consolidated property and equipment, net. As of March 31, 2020, our subsidiaries that will not be guaranteeing the notes had approximately $368.5 million of outstanding indebtedness and other obligations (excluding intercompany liabilities). For a discussion of the risks relating to the guarantees, see “Risk Factors—Not all of our subsidiaries will be guarantors under the indentures governing the notes. The notes will be structurally subordinated to the indebtedness and other liabilities of our nonguarantor subsidiaries.”

Ranking	The notes and the guarantees will be senior unsecured obligations of ours and our guarantor subsidiaries. The notes will rank equal in right of payment to our current and future senior unsecured debt, including our 5.125% Senior Notes due 2023, our 5.75% Senior Notes due 2024 and our 5.75% Senior Notes due 2025, and senior in right of payment to any subordinated debt. The notes will be effectively subordinated to our current and future secured debt, including borrowings under our credit agreement, to the extent of the value of the assets securing such debt. As of March 31, 2020, after giving effect to the issuance of the new notes offered hereby and the application of the net proceeds from this offering as described under “Use of Proceeds,” we would have had approximately $261.9 million of senior secured indebtedness outstanding (excluding $381.2 million of finance lease obligations), with approximately $963.3 million of available borrowing capacity under our revolving credit facility. See “Description of Notes—Ranking.” In addition, the notes and the guarantees will be structurally subordinated to any liabilities, including trade payables, of our nonguarantor subsidiaries.

Optional Redemption of 2028 Notes	At any time on or after February 1, 2023, we may redeem some or all of the 2028 notes at the redemption prices specified in this prospectus supplement under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Prior to February 1, 2023, we may also redeem some or all of the 2028 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to February 1, 2023, we may redeem up to 35% of the aggregate principal amount of the 2028 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 104.50% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the 2028 notes issued remains outstanding after the redemption.

Optional Redemption of 2030 Notes	At any time on or after February 1, 2025, we may redeem some or all of the 2030 notes at the redemption prices specified in this prospectus supplement under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Prior to February 1, 2025, we may also redeem some or all of the 2030 notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to February 1, 2025, we may redeem up to 35% of the aggregate principal amount of the 2030 notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 104.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the 2030 notes issued remains outstanding after the redemption.

Change of Control	Upon the occurrence of a change of control, as defined in the indentures, each holder of the notes will have the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control.”

Certain Covenants	The indentures governing the notes contain various covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock; or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.

Listing	The notes will not be listed on any national securities exchange or quoted on any automated dealer quotation system.

Denominations	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds from this offering, together with cash on hand, to repay $350 million in outstanding borrowings under our revolving credit facility, with the remaining net proceeds to be used for working capital and other general corporate purposes, which may include repayment of outstanding indebtedness. Pending the use of the net proceeds as described herein, we intend to use the net proceeds from this offering to invest in short-term interest-bearing instruments. See “Use of Proceeds.”

Risk Factors	You should carefully consider all information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement before purchasing any of the notes.

Trustee	Wells Fargo Bank, National Association.

Governing Law	The indentures under which the new notes will be issued are governed by the laws of the State of New York.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider, in addition to the risk factors set forth below, the risks described in our Quarterly Report on Form 10-Q for the fiscal quarter ended Mach 31, 2020 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including under the caption “Risk Factors” in Item 1A of each such report, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not currently known to us or that we currently consider immaterial could also have a material adverse effect on our business operations.

The novel coronavirus disease 2019 (“COVID-19”) pandemic has begun to significantly affect our operations, business, and financial condition, and our liquidity could be negatively impacted, particularly if the operations of acute-care hospitals and physician practices remain disrupted for a significant amount of time.

The COVID-19 pandemic has begun to significantly affect our facilities, employees, business operations, and financial performance, as well as the United States economy and financial markets. The COVID-19 pandemic is still rapidly evolving and much of its impact remains unknown and difficult to predict, with the impact on our operations and financial performance being dependent on numerous factors, including the rate of spread, duration, and geographic coverage of the COVID-19 pandemic; the legal, regulatory, and administrative developments related to the pandemic at federal, state, and local levels; and the infectious disease prevention and control efforts of the Company, governments, and third parties. We began experiencing a negative impact on our operations and financial results in March 2020, which has continued into the second quarter, and it is likely the COVID-19 pandemic will significantly affect our financial performance for at least the second and third quarters of 2020.

The willingness and ability of patients to seek healthcare services has been negatively affected by restrictive measures, such as travel bans, social distancing, quarantines, and shelter-in-place orders. Acute-care hospitals and physician practices have also significantly reduced the volume of elective procedures. This deferral of elective surgeries, along with the factors noted below, have caused decreased patient volumes in both our inpatient rehabilitation (“IRF”) and home health and hospice segments beginning in mid-March and continuing into April and May. Other factors related to the COVID-19 pandemic that have led to decreasing patient volumes in our facilities include restrictive visitation policies in place at acute-care hospitals that have served to severely limit access to patients and caregivers by our clinical rehabilitation liaisons and care transition coordinators and heightened anxiety among patients and caregivers regarding the risk of exposure to COVID-19 during acute and post-acute care treatment. Significant outbreaks of COVID-19 in our markets, hospitals or large acute-care referral sources could further increase patient anxiety and unwillingness to seek treatment from us. These factors have contributed, and could in the future contribute, to a decline in new patients for both of our operating segments as well as a lower length of stay of patients in the IRF segment and fewer visits per episode in home health, both of which negatively affect pricing and revenue.

We are experiencing supply chain disruptions as a result of the COVID-19 pandemic, including shortages and delays, and we have experienced, and are likely to continue to experience, significant price increases in equipment, pharmaceuticals and medical supplies, particularly personal protective equipment, or “PPE.” Beginning in March 2020, we experienced increased supply expenses due to higher utilization of PPE and increased purchasing of other medical supplies and cleaning and sanitization materials as well as higher prices for supplies in shortage. Shortages of essential equipment, pharmaceutical, and medical supplies may also limit our ability to admit and treat patients.

Our operations and financial results may be adversely affected by staffing shortages where employees must self-quarantine due to exposure to COVID-19 or where employees are unavailable due to a lack of childcare or care for elderly family members (social distancing, quarantines and shelter-in-place orders). In addition to staffing shortages, significant outbreaks in our markets or hospitals may reduce employee morale or create labor unrest or other workforce disruptions. Staffing shortages or employee relations issues related to COVID-19 may lead to increased compensation expenses. In April, we initiated a program for eligible frontline employees to earn additional paid time off in recognition of their outstanding efforts responding to the COVID-19 pandemic. We estimate this program will result in up to $50 million of additional Salaries and benefits expense in the second quarter of 2020. We may also experience additional benefit costs related to increased workers’ compensation claims and group health insurance expenses as a result of the COVID-19 pandemic.

Our operations and financial results may be further adversely affected by future federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the current COVID-19 pandemic or the United States healthcare system, which, if adopted, could result in direct or indirect restrictions on our business, potentially adversely affecting our financial condition, results of operations and cash flow. State and local executive actions in response to the COVID-19 pandemic, such as shelter-in-place orders, facility closures and quarantines, could impair our ability to operate or prevent people from seeking care from us. For example, local health departments have restricted our ability to take patients in certain markets for periods of time in reaction to perceived COVID-19 outbreaks.

We may also be subject to lawsuits from patients, employees and others exposed to COVID-19 at our facilities. Such actions may involve large damage claims as well as substantial defense costs. Our professional and general liability insurance may not cover all claims against us.

Additionally, the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), signed into law on March 27, 2020, authorized the cash distribution of relief funds to healthcare providers in response to the COVID-19 pandemic. On April 10, 2020, we began to receive the CARES Act relief fund payments, for which we did not apply, from the United States Department of Health and Human Services (“HHS”). To date, our inpatient rehabilitation hospitals and home health and hospice agencies have received in aggregate approximately $238 million. On May 7, 2020, we informed HHS that we would not accept any of the CARES Act relief funds. We are currently seeking direction on how to process the repayment of those funds.

The foregoing and other disruptions to our business as a result of the COVID-19 pandemic have had and are likely to continue to have an adverse effect on our business and could have a material adverse effect on our business, results of operations, financial condition and cash flows. Furthermore, assessing the CARES Act and numerous regulatory changes and formulating our response to the COVID-19 pandemic have required our management team to devote extensive resources and are likely to continue to do so in the near future, which negatively affects our ability to implement our business plan and respond to opportunities. To the extent the COVID-19 pandemic adversely affects our business, results of operations, financial condition and cash flows, it may also have the effect of heightening many of the other risks described in this prospectus supplement and the risk factors disclosed in Part I, Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Our leverage or level of indebtedness may impair our financial condition, may prevent us from fulfilling our obligations under the indentures governing the notes and our other debt instruments, and may have other negative consequences for our business.

As of March 31, 2020, we had approximately $3.0 billion of long-term debt outstanding (including that portion of long-term debt classified as current and excluding $381.2 million in finance lease obligations). As of March 31, 2020, as adjusted to reflect the issuance of the new notes offered hereby and the application of the net proceeds of this offering as described under “Use of Proceeds,” that long-term debt outstanding would have been approximately $3.2 billion (excluding finance lease obligations).

Our indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•

limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other general corporate purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our business strategy and other general corporate purposes;

•

making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with competing providers that have less debt; and

•

exposing us to risks inherent in interest rate fluctuations for outstanding amounts under our credit facility, which could result in higher interest expense in the event of increases in interest rates.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness which may not be successful.

We are required to use a substantial portion of our cash flow to service our debt. Although we expect to make scheduled interest payments and principal reductions, we cannot assure you that changes in our business or other factors will not occur that may have the effect of preventing us from satisfying obligations under the indentures governing the notes and our other debt instruments. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs or have an unanticipated cash payment obligation, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained. A return to tight credit markets will make additional financing more expensive and difficult to obtain. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

Despite current indebtedness levels, we may still be able to incur more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the indentures governing the notes, the indentures governing our existing senior notes and senior subordinated notes and our credit agreement permit us and our subsidiaries to incur material additional debt, including secured debt. If new debt is added to our or any of our subsidiaries’ current debt levels, the risks described in the immediately preceding risk factor could intensify. See “Description of Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

The restrictive covenants in our credit agreement, the indentures governing the notes, and the indentures governing our existing senior notes could affect our ability to execute aspects of our business plan successfully.

The indentures governing the notes, the indentures governing our existing senior notes and the terms of our credit agreement do, and our future debt instruments may, contain various provisions that limit our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee indebtedness;

•	pay dividends on, or redeem or repurchase, our capital stock or repay, redeem or repurchase our subordinated obligations;

•	issue or sell certain types of preferred stock;

•	make investments;

•	incur obligations that restrict the ability of our subsidiaries to make dividends or other payments to us;

•	sell assets;

•	engage in transactions with affiliates;

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	merge, consolidate, or transfer all or substantially all of our assets.

These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.

In addition, our credit agreement requires us to maintain specified financial ratios and satisfy certain financial condition tests. Although we remained in compliance with the financial ratios and financial condition tests as of March 31, 2020, we cannot provide assurance we will continue to do so. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. A severe downturn in earnings, failure to realize anticipated earnings from acquisitions, or, if we have outstanding borrowings under our credit facility at the time, a rapid increase in interest rates could impair our ability to comply with those financial ratios and financial condition tests and we may need to obtain waivers or other relief from the required proportion of the lenders to avoid being in default. If we try to obtain a waiver or other relief from the required lenders, we may not be able to obtain it or such relief might have a material cost to us or be on terms less favorable than those under our existing debt. If a default occurs, the lenders could exercise their rights, including declaring all the funds borrowed (together with accrued and unpaid interest) to be immediately due and payable, terminating their commitments or instituting foreclosure proceedings against our assets securing the funds borrowed, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. A breach of any other restrictive covenants contained in our credit agreement or the indentures governing our existing senior notes or the notes would also (after giving effect to applicable grace periods, if any) result in an event of default with the same outcome.

The notes and the guarantees will not be secured by any of our assets. Our credit agreement is secured and our senior secured lenders have a prior claim on substantially all of the personal property of the Company and our subsidiary guarantors. The notes and guarantees will be effectively subordinated to secured debt to the extent of the value of the assets securing such debt.

The notes and the guarantees will not be secured by any of our assets. However, our credit agreement is secured by substantially all of the personal property of the Company and our subsidiary guarantors, including the stock of substantially all of our domestic wholly owned subsidiaries (including future subsidiaries, if any). If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the documents governing such debt. Accordingly, the lenders under our credit agreement have a prior claim on substantially all of the personal property of the Company and our subsidiary guarantors securing the debt owed to them. In that event, because the notes and the guarantees will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. See Note 10, Long-term Debt, to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (which is incorporated by reference herein), and “Description of Notes—Certain Covenants” in this prospectus supplement for additional information.

As of March 31, 2020, we had $611.9 million in senior secured indebtedness outstanding (excluding $381.2 million in finance lease obligations) and approximately $613.3 million of available borrowing capacity under the revolving portion of our credit agreement. As of March 31, 2020, as adjusted to reflect the issuance of the new notes offered hereby and the application of the net proceeds of this offering as described under “Use of Proceeds,” we would have had approximately $261.9 million of senior secured indebtedness outstanding (excluding $381.2 million in finance lease obligations), with approximately $963.3 million of available borrowing capacity under our revolving credit facility. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indentures. See “Description of Notes—Certain Covenants—Limitation on Indebtedness,” and “Description of Notes—Certain Covenants—Limitation on Liens.”

Not all of our subsidiaries will be guarantors under the indentures governing the notes. The notes will be structurally subordinated to the indebtedness and other liabilities of our nonguarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. The notes will be guaranteed by all of our current and future subsidiaries that guarantee borrowings under our credit agreement and other capital markets debt. While certain of the subsidiaries in our home health business became guarantors of borrowings under our credit agreement and the notes effective April 23, 2020 (as a result of Holdings and EHHI becoming wholly-owned subsidiaries of ours in March 2020), certain of our 100% owned subsidiaries and all of our non-wholly owned subsidiaries, through which we conduct a significant portion of our business, will not guarantee the notes due to, among other things, restrictions in their constituent documents or other agreements. These nonguarantor subsidiaries do not guarantee borrowings under our credit agreement. The notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our nonguarantor subsidiaries. Assuming we had completed this offering on March 31, 2020, these notes would have been structurally subordinated to approximately $368.5 million of indebtedness and other liabilities, including trade payables (excluding intercompany liabilities) of our nonguarantor subsidiaries.

Our subsidiaries that will not be guaranteeing the notes generated approximately 27.4% of our consolidated net operating revenues and approximately 24.4% of our Adjusted EBITDA for the quarter ended March 31, 2020. As of March 31, 2020, our subsidiaries that will not be guaranteeing the notes held approximately 28.3% of our consolidated property and equipment, net. In the event of a bankruptcy, liquidation or reorganization of any of our nonguarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

The lenders under our credit agreement have the discretion to release the guarantors under the credit agreement under certain circumstances, which will cause those guarantors to be released from their guarantees of the notes if they are not guaranteeing any other capital markets debt.

The lenders under our credit agreement have the discretion to release the guarantees under the credit agreement under certain circumstances. While any obligations under the credit agreement remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indentures governing the notes, if the related guarantor is no longer a guarantor of obligations under the credit agreement and is not then a guarantor or obligor of any capital markets indebtedness in addition to the notes offered hereby. See “Description of Notes—Guarantees.” Holders of the notes will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, of those subsidiaries will be structurally senior to claims of any holder of the notes.

We may not have the funds to purchase the notes and the existing senior notes and senior subordinated notes upon a change of control offer as required by the indentures governing the notes and the indentures governing our existing senior notes.

Upon a change of control, as defined in the indentures governing the notes, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The indentures governing our existing senior notes also require us to offer to repurchase all of our outstanding existing senior notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, in the event of a change of control. The source of funds for that purchase of notes and existing senior notes will be our available cash, cash generated from our operations or the operations of our subsidiaries or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes and existing senior notes tendered. In addition, the terms of our credit agreement limit our ability to repurchase your notes and the existing senior notes, and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes or the existing senior notes exercise their right to require us to repurchase all the notes or existing senior notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes, our existing senior notes and our other debt, or that restrictions in our credit agreement and the indentures governing the notes and the indentures governing our existing senior notes will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indentures. See “Description of Notes—Change of Control” in this prospectus supplement for additional information.

If an actual trading market for the notes does not continue to exist, you may not be able to sell the notes quickly, for the price that you paid or at all.

We do not intend to apply for listing of the notes on any securities exchange. If a market for the notes does not continue to exist, you may not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do continue to exist in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the notes. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance, the notes could trade at a price lower than their initial offering price.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees and require note holders to return payments received from subsidiary guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to a guarantor or void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness at a time when it:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or any subsidiary guarantors’ conclusions in this regard.

The indentures governing the notes offered hereby will contain a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that will result in the obligations of such subsidiary guarantor under its guarantee of the notes not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, as was demonstrated in a bankruptcy case originating in the State of Florida, which was affirmed by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent conveyance or fraudulent transfer laws. Accordingly, there can be no assurance that this provision will be upheld as intended.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes offered hereby would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principal of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $582,700,000 after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use the net proceeds from this offering, together with cash on hand, to repay $350.0 million in outstanding borrowings under our revolving credit facility, with the remaining net proceeds to be used for working capital and other general corporate purposes, which may include repayment of outstanding indebtedness. Pending the Company’s use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term interest-bearing instruments. The amounts being repaid under our revolving credit facility mature on November 25, 2024, and the interest rate thereon as of the date of this prospectus supplement is 2.22% per annum. See “Capitalization” below for additional information.

Certain of the underwriters or their affiliates are lenders and/or agents under our revolving credit facility and may receive a portion of the net proceeds from this offering in connection with the repayment of outstanding borrowings thereunder. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance of the new notes offered hereby and the application of the net proceeds of this offering, together with cash on hand, to repay $350.0 million in outstanding borrowings under our revolving credit facility (as described in “Use of Proceeds”), as if such offering and application of proceeds had occurred on March 31, 2020.

The as adjusted presentation in the table below does not include the payment of any underwriting discounts in connection with this offering or any costs, fees or expenses associated with the offering of the new notes.

You should read the information in this table together with our consolidated financial statements and the related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our condensed consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended March 31, 2020, which are incorporated by reference herein.

	As of March 31, 2020
(in millions, except share data)	Actual	As adjusted
Cash and cash equivalents	$104.9	$354.9

Senior secured debt
Advances under revolving credit facility	$350.0	$—	(1)
Term loan facilities	261.9	261.9
Finance lease obligations(2)	381.2	381.2

	993.1	643.1

Senior debt
5.125% Senior Notes due 2023	297.5	297.5
5.75% Senior Notes due 2024	697.5	697.5
5.75% Senior Notes due 2025	345.8	345.8
4.500% Senior Notes due 2028	491.9	791.9
4.750% Senior Notes due 2030	491.8	791.8
Other notes payable	44.5	44.5

	2,369.0	2,969.0

Total debt	3,362.1	3,612.1

Shareholders’ equity
Common stock, $0.01 par value; 200,000,000 shares authorized; 113,785,280 issued	1.1	1.1
Capital in excess of par value	2,376.2	2,376.2
Accumulated deficit	439.5	439.5
Treasury stock, at cost (14,376,550 shares)	(493.9)	(493.9)
Noncontrolling interests	353.3	353.3

Total shareholders’ equity	1,797.2	1,797.2

Total capitalization	$5,159.3	$5,409.3

(1)	As adjusted for this offering and the application of net proceeds, approximately $963.3 million of borrowing capacity would have been available under our revolving credit facility.
(2)	Amount excludes interest portion of future minimum finance lease payments.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement.

On September 18, 2019, Encompass Health Corporation (formerly known as HealthSouth Corporation) issued $500.0 million in aggregate principal amount of 4.500% Senior Notes due 2028 (the “Initial 2028 Notes”) under an eighth supplemental indenture dated September 18, 2019 (the “Eighth Supplemental Indenture”) to the senior indenture dated December 1, 2009 among Encompass Health Corporation, the Subsidiary Guarantors and Wells Fargo Bank, National Association, successor to The Bank of Nova Scotia Trust Company of New York, as Trustee (the “Senior Indenture”). Additionally, on September 18, 2019, Encompass Health Corporation issued $500.0 million in aggregate principal amount of 4.750% Senior Notes due 2030 (the “Initial 2030 Notes” and together with the Initial 2028 Notes, the “Initial Notes”) under a ninth supplemental indenture dated as of September 18, 2019 (the “Ninth Supplemental Indenture”) to the Senior Indenture (the Senior Indenture, together with the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, being referred to herein as the “Indenture”).

In this offering, Encompass Health Corporation will issue an additional $300.0 million in aggregate principal amount of its 4.500% Senior Notes due 2028 (the “New 2028 Notes” and together with the Initial 2028 Notes, the “2028 Notes”) and an additional $300.0 million in aggregate principal amount of its 4.750% Senior Notes due 2030 (the “New 2030 Notes” and together with the Initial 2030 Notes, the “2030 Notes”).

In this “Description of Notes,” the New 2028 Notes and the New 2030 Notes may be referred to herein collectively as “New Notes,” and the 2028 Notes and the 2030 Notes may be referred to herein collectively as “Notes.” The Initial 2028 Notes and the New 2028 Notes constitute a single “series” of senior debt securities under the Indenture, and the Initial 2030 Notes and the New 2030 Notes constitute a single “series” of senior debt securities under the Indenture.

Each of the New 2028 Notes and the New 2030 Notes will constitute Additional Notes (as defined below) of such series of Notes issued under the Indenture. The Initial Notes of a series and the New Notes of such series will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to Encompass Health Corporation and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not the description in this prospectus supplement, defines your rights as holders of Notes. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Information by Reference.”

Brief Description of the Notes

The Notes:

•	will be unsecured senior obligations of the Company;

•	will be senior in right of payment to any existing and future Subordinated Obligations of the Company; and

•	will be guaranteed on a senior unsecured basis by each Subsidiary Guarantor.

Principal, Maturity and Interest

Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more Notes of a series from time to time under the Indenture (the “Additional Notes”); provided, however, that no Additional Notes may be issued at a price that would cause the Additional Notes of such series to have “original issue discount” within the meaning of Section 1273 of the Code (as defined below). The New 2028 Notes constitute Additional Notes of the series of 2028 Notes under the Indenture, and the New 2030 Notes constitute Additional Notes of the series of 2030 Notes under the Indenture. The Company will issue the New 2028 Notes with a maximum aggregate principal amount of $300.0 million, and the Company will issue the New 2030 Notes with a maximum aggregate principal amount of $300.0 million. The 2028 Notes will mature on February 1, 2028, and the 2030 Notes will mature on February 1, 2030. The Notes of a series and the Additional Notes of such series, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes of a series include the New Notes of such series and any further Additional Notes of such series actually issued.

Interest on the 2028 Notes will accrue at the rate of 4.500% per annum, and interest on the 2030 Notes will accrue at the rate of 4.750% per annum.

Interest on the 2028 Notes will be payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2020 in the case of the New 2028 Notes. Interest on the 2030 Notes will be payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 2020 in the case of the New 2030 Notes. We will make each interest payment to the Holders of record of the 2028 Notes on the immediately preceding January 15 and July 15 (whether or not a Business Day). We will make each interest payment to the Holders of record of the 2030 Notes on the immediately preceding January 15 and July 15 (whether or not a Business Day). We will pay interest on overdue principal at 1% per annum in excess of the rate set forth above and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the New Notes will accrue from February 1, 2020. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, any redemption date or the maturity date for the Notes falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day, and no interest on such payment will accrue in respect of the delay.

The Company will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000.

Optional Redemption

2028 Notes

On and after February 1, 2023, we will be entitled at our option to redeem all or a portion of the 2028 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2023	102.250%
2024	101.125%
2025 and thereafter	100.000%

Prior to February 1, 2023, we will be entitled at our option on one or more occasions to redeem 2028 Notes (which includes Additional Notes of such series, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2028 Notes (which includes Additional Notes of such series, if any) issued at a redemption price (expressed as a percentage of principal amount) of 104.50%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)

at least 65% of such aggregate principal amount of the 2028 Notes (which includes Additional Notes of such series, if any) remains outstanding immediately after the occurrence of each such redemption (other than the 2028 Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to February 1, 2023, we will be entitled at our option to redeem all or a portion of the 2028 Notes at a redemption price equal to 100% of the principal amount of the 2028 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by applicable procedures or regulations of The Depository Trust Company (“DTC”), sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of 2028 Notes to be redeemed at its registered address. The Indenture will provide that, with respect to any redemption, the Company will notify the Trustee of the Applicable Premium promptly after the calculation and that the Trustee will not be responsible for such calculation.

“Applicable Premium” means, with respect to a 2028 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such 2028 Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such 2028 Note on February 1, 2023 (such redemption prices being described in the tables above in this “—Optional Redemption” section, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2028 Note through February 1, 2023 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such 2028 Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to a 2028 Note at any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded

United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 1, 2023, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2028 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2028 Notes from the redemption date to February 1, 2023, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 1, 2023.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of two, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

2030 Notes

On and after February 1, 2025, we will be entitled at our option to redeem all or a portion of the 2030 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Period	Redemption Price
2025	102.375%
2026	101.583%
2027	100.792%
2028 and thereafter	100.000%

Prior to February 1, 2025, we will be entitled at our option on one or more occasions to redeem 2030 Notes (which includes Additional Notes of such series, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2030 Notes (which includes Additional Notes of such series, if any) issued at a redemption price (expressed as a percentage of principal amount) of 104.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of the 2030 Notes (which includes Additional Notes of such series, if any) remains outstanding immediately after the occurrence of each such redemption (other than the 2030 Notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to February 1, 2025, we will be entitled at our option to redeem all or a portion of the 2030 Notes at a redemption price equal to 100% of the principal amount of the 2030 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by applicable procedures or regulations of The Depository Trust Company (“DTC”), sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of 2030 Notes to be redeemed at its registered address. The Indenture will provide that, with respect to any redemption, the Company will notify the Trustee of the Applicable Premium promptly after the calculation and that the Trustee will not be responsible for such calculation.

“Applicable Premium” means, with respect to a 2030 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such 2030 Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such 2030 Note on February 1, 2025 (such redemption prices being described in the tables above in this “—Optional Redemption” section, and exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2030 Note through February 1, 2025 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such 2030 Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to a 2030 Note at any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 1, 2025, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2030 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2030 Notes from the redemption date to February 1, 2025, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to February 1, 2025.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of two, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable

Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all of the Notes of a series at any time, and the Notes of a series are Global Notes, the Notes of a series to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes of a series to be redeemed are not Global Notes, the Trustee will select Notes of a series on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, to be sent electronically) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue or deliver by book entry a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to either series of the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. If, however, a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such other indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees and require note holders to return payments received from subsidiary guarantors.”

The Notes will be guaranteed by all of our subsidiaries that guarantee borrowings under the Credit Agreement. However, certain of our 100% owned subsidiaries and all of our non-wholly-owned subsidiaries do not guarantee borrowings under the Credit Agreement.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

The Subsidiary Guarantee of a Subsidiary Guarantor with respect to a series of the Notes will be automatically released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(2)

at such time as any Guarantee by such Subsidiary Guarantor of the obligations under the Credit Agreement and under all Capital Markets Indebtedness has been released and discharged, except a discharge or release by or as a result of payment under such Guarantee; or

(3)

if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness Versus Notes

The indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be.

As of March 31, 2020, as adjusted to reflect this offering of the notes and the application of the net proceeds of this offering as described under “Use of Proceeds,” the Senior Indebtedness of the Company and the Subsidiary Guarantors would have been approximately $3,217.1 million, including approximately $261.9 million of senior secured indebtedness (excluding $381.2 million in finance lease obligations). Other than finance lease obligations, substantially all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company under the Credit Agreement and with respect to our outstanding senior notes, including the Notes.

The Notes and the Subsidiary Guarantees thereof will be senior unsecured obligations of the Company and the Subsidiary Guarantors, respectively. The Notes and the Subsidiary Guarantees thereof will rank equal in right of payment to the current and future senior Indebtedness of the Company and the Subsidiary Guarantors, respectively, and will rank senior in right of payment to any current and future subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively. The Notes and Subsidiary Guarantees thereof will be effectively subordinated to current and future secured debt and other secured obligations of the Company and the Subsidiary Guarantors, respectively, including borrowings under the Credit Agreement, to the extent of the value of the assets securing such debt or other obligations. As of March 31, 2020, as adjusted to reflect this offering of the notes and the application of the net proceeds of this offering as described under “Use of Proceeds,” we would have had approximately $963.3 million of available borrowing capacity under our revolving credit facility and $261.9 million outstanding under our term loan facility.

Liabilities of Subsidiaries Versus Notes

A substantial amount of our operations are conducted through our subsidiaries. Certain of our wholly owned subsidiaries, and all of our non-wholly owned subsidiaries, will not guarantee the Notes. In addition, as described above under “—Guarantees,” Subsidiary Guarantees may be released under certain circumstances.

Also, our future subsidiaries may not be required to guarantee the Notes. Claims of creditors of such nonguarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such nonguarantor subsidiaries, and claims of preferred stockholders of such nonguarantor subsidiaries generally will have priority with respect to the assets and earnings of such nonguarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our nonguarantor subsidiaries.

At March 31, 2020, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $368.5 million, including trade payables (excluding intercompany liabilities). Although the Indenture limits the Incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.” The nonguarantor subsidiaries generated approximately 27.4% of our consolidated net operating revenues and approximately 24.4% of our Adjusted EBITDA for the quarter ended March 31, 2020.

Transfer and Exchange

The Notes of each series initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on all such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes). Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations that are participants in DTC’s system. All interests in the Global Notes are subject to the procedures and requirements of DTC.

The laws of some jurisdictions require that certain Persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of a beneficial interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments, notices and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC’s system will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes of a series only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes for such series and only in respect of the portion of the aggregate principal amount of the Notes of such series as to which that participant or those participants has or have given such direction. However, if there is an Event of Default under the Notes of a series, DTC reserves the right to exchange the Global Notes for such series for legended Notes for such series in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note for a series is exchangeable for Certificated Notes for such series if:

(1)

DTC (A) notifies the Company that it is unwilling or unable to continue as depository for such Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depository is not appointed within 90 days of such notice;

(2)	the Company, at its option, executes and delivers to the Trustee and the Registrar an Officer’s Certificate stating that it elects to cause the issuance of the Certificated Notes for such series; or

(3)	there has occurred and is continuing an Event of Default with respect to the Notes of such series.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

In connection with any proposed exchange of a Certificated Note for a Global Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on all such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its successor as depository. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. Any permitted secondary market trading activity in such Notes will be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)

the Company becomes aware that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)

at any time during any period of up to 24 consecutive months, commencing on the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)

that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the underwriters in the offering of the Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived under the Indenture with respect to a series of Notes with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Subject to certain exceptions, the Credit Agreement prohibits us from purchasing any Notes pursuant to a Change of Control Offer, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

Under clause (2) of the definition of Change of Control, a Change of Control will occur when a majority of our board of directors are not Continuing Directors. In a decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors,” provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, Holders may not be entitled to require us to make a Change of Control Offer.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes issued thereunder as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of such Notes.

Certain Covenants

The Indenture will contain covenants including, among others, those summarized below.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)

Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $1,551 million less the sum of all principal payments with respect to such Indebtedness made pursuant to paragraph (a)(3)(A) of, and in satisfaction of, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(2)

Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3)	the Initial Notes (excluding any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)

Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6);

(7)

Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or entered into in the ordinary course of business and not for speculative purposes;

(8)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of its Incurrence;

(10)

Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness or other obligations of the Company or any Restricted Subsidiary (other than Indebtedness Incurred pursuant to clause (5) above) so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(11)

(A) Purchase Money Indebtedness, (B) Finance Lease Obligations and (C) Attributable Debt, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed 15% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto;

(12)	Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(13)

Preferred Stock issued by any Restricted Subsidiary formed to operate a single health care facility; provided that the amount of such Preferred Stock, when added to the aggregate amount of all other such Preferred Stock of Restricted Subsidiaries then outstanding, does not exceed 1% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; and

(14)

Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed the greater of (A) $300 million and (B) 7.5% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1)	all Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as Incurred under clause (1) of paragraph (b) above;

(2)

in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness originally classified as Incurred pursuant to any of clauses (b)(2) through (b)(14) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(14) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(14) above, as the case may be, if it were Incurred at the time of such reclassification); and

(3)	the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A)

50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from and including July 1, 2006 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)

100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)

the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)

an amount equal to the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person; plus

(E)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, except to the extent that the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent that such Investment constituted a Permitted Investment; plus

(F)	$50 million.

As of March 31, 2020, the amount available for Restricted Payments pursuant to clause (a)(3) would have been approximately $1,100.7 million.

(b) The preceding provisions will not prohibit:

(1)

any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person that is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;

(3)

dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)

so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved or ratified by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $10 million in any calendar year (provided that (A) if the Company and its Restricted Subsidiaries make less than $10 million in the aggregate of such Restricted Payments in any calendar year, the unused amount for such calendar year may be carried over to the next succeeding calendar year (but not any other calendar year thereafter) and (B) the amount payable in any calendar year may be increased by an amount up to the sum of (i) the amount of cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to employees, former employees, directors or former directors of the Company or any of its Subsidiaries, to the extent that the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) of this covenant, plus (ii) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date, less (iii) the amount of repurchases and other acquisitions previously made with the cash proceeds described in clauses (i) and (ii) above); provided, further, however, that (x) such repurchases and other acquisitions shall be excluded from the calculation of the amount of Restricted Payments and (y) cash proceeds referred to in clause (B)(i) above used to make Restricted Payments under this clause (4) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(5)

the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that dividends referred to in this clause (5) shall be excluded from the calculation of the amount of Restricted Payments;

(6)

repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments;

(7)

cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided, further, however, that such payments shall be excluded from the calculation of the amount of Restricted Payments;

(8)

in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided, further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded from the calculation of the amount of Restricted Payments;

(9)

payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided, further, however, that such payments shall be excluded from the calculation of the amount of Restricted Payments;

(10)

any Restricted Payment, so long as the Leverage Ratio is no more than 3.0 to 1.0, both as of the date thereof and on a pro forma basis after giving effect to such Restricted Payment; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be excluded from the calculation of the amount of Restricted Payments;

(11)

Restricted Payments in an amount that, when taken together with all Restricted Payments made pursuant to this clause (11), does not exceed the greater of (A) $200 million and (B) 5.0% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; provided, however, that (I) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (II) such payments shall be excluded from the calculation of the amount of Restricted Payments;

(12)

any purchase or other acquisition or retirement for value of shares of Capital Stock of Encompass Health Home Health Holdings, Inc. (f/k/a HealthSouth Home Health Holdings, Inc.) held by any Person other than the Company or any of its Subsidiaries on the Issue Date.

The amount of any Restricted Payment that is not made in cash shall be determined in a manner consistent with the determination of the amount of an Investment as set forth in the final sentence of the first paragraph of the definition of “Investment.”

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Issue Date;

(B)

any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)

any encumbrance or restriction pursuant to any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement referred to in clause (A) or (B) above; provided, however, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, as reasonably determined by the Company, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(D)

any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(F)

any limitation or prohibition on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(G)

any encumbrance or restriction existing under or by reason of contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(H)

any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries, taken as whole, or adversely affect the Company’s ability to make principal and interest payments on the Notes, in each case, as determined in good faith by the Company; and

(2)	with respect to clause (c) only,

(A)

any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B)

any encumbrance or restriction contained in Finance Lease Obligations, any agreement governing Purchase Money Indebtedness, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such Finance Lease Obligations, Purchase Money Indebtedness, security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)

the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)

an amount equal to 100% of the Net Available Cash from such Asset Disposition, other than any Asset Disposition that constitutes a Syndication or a resyndication transaction in the ordinary course of business, is applied by the Company or such Restricted Subsidiary, as the case may be:

(A)

to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)

to the extent the Company elects (including with respect to the balance of such Net Available Cash after application (if any) in accordance with clause (A)), to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)

to the extent of the balance of such Net Available Cash after application (if any) in accordance with clauses (A) and (B), to make an offer to the Holders (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness made to satisfy clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $50 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)

the assumption or discharge of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of such assets and for which the Company and all of the Restricted Subsidiaries have been released by all creditors in writing;

(2)

securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary within 180 days into cash, to the extent of cash received in that conversion;

(3)	all Temporary Cash Investments; and

(4)

any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) $30 million.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with a significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or any greater integral multiple of $1,000, subject to applicable DTC procedures. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)

the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(2)

if such Affiliate Transaction involves an amount in excess of $50 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2)

any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors, and payments pursuant thereto;

(3)

loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees or other reasonable compensation to, or the provision of customary benefits or indemnification arrangements to, directors of the Company and its Restricted Subsidiaries;

(5)

any transaction with the Company, a Restricted Subsidiary or any Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary or Person;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7)

any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable in any material respect to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby;

(8)

the provision of services to directors or officers of the Company or any of its Restricted Subsidiaries of the nature provided by the Company or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(9)	transactions effected as a part of a Qualified Receivables Transaction;

(10)

any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event); and

(11)

any transaction with the Company’s or any Restricted Subsidiary’s customers, clients, suppliers, landlords, lessors, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company, or are on terms at least as favorable as would reasonably have been entered into at such time with a Person who is not an Affiliate of the Company (as determined in good faith by the Board of Directors or senior management of the Company).

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2)	the gross proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock.”

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)

immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)

immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

Future Guarantors

The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or any Subsidiary Guarantor in respect of the Credit Agreement or Capital Markets Indebtedness (or Incurs any such Indebtedness) to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information in the reports required by this paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Defaults

Each of the following will be an Event of Default with respect to a series of Notes under the Indenture governing that series of Notes:

(1)	a default in the payment of interest on the Notes of such series when due, continued for 30 days;

(2)

the Company (A) defaults in the payment of principal of (and premium, if any, on) any Note of such series when due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise or (B) fails to purchase Notes of such series when required pursuant to the Indenture or the Notes of such series;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)

the failure by the Company or any Subsidiary Guarantor to comply with its agreements contained in the Indenture governing the Notes of such series (other than those referred to in (1), (2) and (3) above) and such failure continues for 60 days after notice;

(5)

Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $50 million (the “cross acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7)

any judgment or decree for the payment of money in excess of $50 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or effectively stayed (the “judgment default provision”); or

(8)

a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clause (4) will not constitute an Event of Default with respect to a series until the Trustee or the holders of 25% in principal amount of the outstanding Notes of such series notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes of a series may declare the principal amount of, and accrued but unpaid interest on, all of the outstanding Notes of that series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal amount of, and accrued but unpaid interest on, all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of a series may rescind any such acceleration with respect to the Notes and its consequences.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes of a series pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes of that series.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes of a series unless such Holders have offered to the Trustee satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes of that series unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes of that series have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee satisfactory security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes of that series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) to each Holder of the Notes of the applicable series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interest of the Holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture governing the Notes of a series may be amended with the consent of the holders of a majority in principal amount of the Notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes of such series) and any past Default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding. However, without the consent of each Holder of an outstanding Note of a series affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes of such series whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note of such series;

(3)	reduce the principal of or change the Stated Maturity of any Note of such series;

(4)

(i) reduce the amount payable upon the redemption of any Note of such series or (ii) change the time at which any Note of such series may be redeemed, in each case as described under “—Optional Redemption” above;

(5)	make any Note of such series payable in money other than that stated in the Note;

(6)

impair the right of any Holder of the Notes of such series to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note of such series that would adversely affect the Holders; or

(9)	make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders of the Notes of such series.

Notwithstanding the preceding, without notice to or the consent of any Holder, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)

to provide for uncertificated Notes in addition to or in place of Certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the Notes of such series, including any Subsidiary Guaranties, or to secure such Notes;

(5)

to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Notes of such series or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any Holder of the Notes of such series;

(7)

to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes of such series;

(8)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9)

to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes of such series; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes of such series being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes of such series.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture governing the Notes of a series becomes effective, the Company will be required to send to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes of a series unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer and only to the extent in compliance with the restrictions on transfer applicable to the Notes. See “Transfer Restrictions.” We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes of a series for cancellation or (2) all outstanding Notes of a series have become due and payable, whether at maturity or on a redemption date as a result of the sending of a notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes of such series, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture governing the Notes of such series by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes of such series.

Defeasance

At any time, we may terminate all our obligations under the Notes of a series and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes of such series, to replace mutilated, destroyed, lost or stolen Notes of such series and to maintain a registrar and paying agent in respect of the Notes of such series.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants —Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option with respect to the Notes of a series, payment of the Notes of that series may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option with respect to the Notes of a series, payment of the Notes of that series may not be accelerated because of an Event of Default specified in clause (1), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (7) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option with respect to the Notes of a series, each Subsidiary Guarantor under the Indenture will be released from all of its obligations with respect to its Subsidiary Guarantee in respect of the Notes of that series.

In order to exercise either of our defeasance options with respect to the Notes of a series, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes of that series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association will be the Trustee under the Indenture and will be appointed by the Company as registrar (“Registrar”) and paying agent with regard to the Notes. Wells Fargo Bank, National Association is a lender under the Credit Agreement, and a portion of the proceeds from the sale of the Notes is expected to be used to repay outstanding borrowings under our revolving credit facility.

The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee in respect of the Notes of such series, subject to certain exceptions. If an Event of Default occurs (and is not cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

The Trustee assumes no responsibility for the accuracy or completeness of the information concerning us or our Affiliates or any other Person identified in this prospectus supplement or any other document incorporated by reference herein or for any failure by us or any other Person to disclose events that may have occurred and may affect the significance or accuracy of such information, except to the extent such information relates to the Trustee. Neither the Trustee nor any paying agent shall be responsible for determining whether any Asset Disposition has occurred and whether any related offer to purchase with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for determining whether any Change of Control has occurred and whether any Change of Control Offer with respect to the Notes is required. Neither the Trustee nor any paying agent shall be responsible for monitoring our credit ratings or making any request upon any rating agency.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property or assets used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)

any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)

any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)

for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or that constitutes a Permitted Investment;

(C)	a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(D)	a disposition of Capital Stock or other assets with a Fair Market Value of less than or equal to $10 million;

(E)

sales of damaged, worn-out or obsolete equipment or assets in the ordinary course of business that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Subsidiaries;

(F)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(H)

transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(I)	leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(J)	a disposition of cash or Temporary Cash Investments; and

(K)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Finance Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Finance Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)

the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Markets Indebtedness” means any Indebtedness:

(1)	in the form of, or represented by, bonds (other than surety bonds, indemnity bonds, performance bonds or bonds of a similar nature) or other securities or any Guarantee thereof; and

(2)

that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means HCS Limited, a Cayman Islands entity, and any successor to it, and any other Subsidiary formed for the purpose of facilitating self-insurance programs of the Company and its Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable Treasury Regulations promulgated thereunder.

“Consolidated Amortization Expense” means, for any Person for any period, the amortization expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP, excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)

if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (and the application of the proceeds thereof) as if such Indebtedness had been Incurred on the first day of such period;

(2)

if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)

if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, that constitutes a hospital or other health care-related business or all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Depreciation Expense” means, for any Person for any period, the depreciation expense of such Person and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Restricted Subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, net of interest income of the Company and its consolidated Restricted Subsidiaries (other than interest income of any Captive Insurance Subsidiary that is a Restricted Subsidiary), plus, to the extent not included in the calculation of total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Finance Lease Obligations;

(2)	amortization of debt discount;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	net payments made or received pursuant to Hedging Obligations;

(7)

dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(9)

the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)

subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)

the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)

any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3)

any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A)

subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)

any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any net income or net losses from discontinued operations;

(6)	extraordinary gains or losses; and

(7)	the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) or (a)(3)(E) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination, means the ratio of (a) Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis, secured by Liens, to (b) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination, in each case with such pro forma adjustments to consolidated total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Consolidated Tangible Assets” as of any date means the total assets of the Company and its Restricted Subsidiaries (excluding any assets that would be classified as “intangible assets” under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less (i) all write-ups subsequent to the Issue Date in the book value of any asset owned by the Company or any of its Restricted Subsidiaries and (ii) Investments in and assets of Unrestricted Subsidiaries.

“Consolidated Total Indebtedness” of any Person as of any date means (a) all Indebtedness (including Finance Lease Obligations but excluding (i) Hedging Obligations and (ii) to the extent they constitute Indebtedness, contingent reimbursement obligations in respect of undrawn amounts of letters of credit) minus (b) the aggregate amount of cash and cash equivalents of such Person and its Subsidiaries (other than Restricted Cash and Cash Equivalents) as of such date in an amount not to exceed $100 million.

“Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of November 25, 2019, by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, and the other lenders and agents party thereto from time to time, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders (including by means of sales of debt securities to institutional investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Disqualified Stock” means, with respect to any Person and a series of the Notes, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes of such series; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes of such series shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes of such series and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control.”

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” of any Person for any period means Consolidated Net Income of such Person for such period plus, without duplication, the sum for such Person of the following to the extent deducted in calculating Consolidated Net Income for such period:

(1)	Consolidated Income Tax Expense,

(2)	Consolidated Depreciation Expense,

(3)	Consolidated Amortization Expense,

(4)	Consolidated Interest Expense,

(5)

all other non-cash items or non-recurring non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (including non-cash charges incurred as a result of the application of FASB Accounting Standard Codification 718, Compensation—Stock Compensation); provided that cash expenditures made in respect of items to which the charges referred to in this clause (5) relate in an aggregate amount in excess of $10 million for any period of four consecutive fiscal quarters shall be deducted in determining EBITDA for the period during which such expenditures are made,

(6)

any restructuring charges in respect of legal fees associated with the government, class action and shareholder derivative litigation described in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009,

(7)	fees, costs and expenses related to this offering of the Notes and the other Refinancing Transactions,

(8)	any losses from discontinued operations and closed locations, and

(9)	costs and expenses related to the settlement of the Shareholder Litigation,

in each case determined on a consolidated basis in accordance with GAAP, less all unusual non-cash items or non-recurring non-cash items to the extent increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 under the Securities Act and other than issuances to any Subsidiary of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder and any statute successor thereto, in each case as amended from time to time.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing and able buyer and an unaffiliated willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, as such price is determined in good faith by (1) the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company (unless otherwise provided in the Indenture) for transactions valued at, or below, $10 million, or (2) the Board of Directors of the Company (unless otherwise provided in the Indenture) for transactions valued in excess of $10 million.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Finance Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)

the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Agreement” means an agreement, in substantially the form of an exhibit to the Indenture or another form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to a series of the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)

the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)

the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Finance Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)

all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)

all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)

the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)

all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)

all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude indemnification, purchase price adjustment, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)

“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means September 18, 2019.

“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee is authorized or required by law to close or banking institutions are not required to be open in the State of New York.

“Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on such date to (b) EBITDA of the Company and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ending at least 45 days prior to such date, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)

all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including legal, accounting and investment banking fees and commissions), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)

the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)

any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion signed by legal counsel who may be an employee of or counsel to the Company or may be other counsel who is reasonably acceptable to the Trustee.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)

the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)

another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)

receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to officers, directors and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)

any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)

any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)

any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12)

any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	Investments made by the Captive Insurance Subsidiary in the ordinary course of business and in accordance with applicable law;

(14)

a Receivables Entity, or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a purchase money note, contribution of additional receivables or an equity interest; or

(15)

Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed 10% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto.

“Permitted Liens” means, with respect to any Person:

(1)

pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)

Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)

Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)

Liens to secure Indebtedness permitted pursuant to clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness”; provided, however, that if (x) on the date the secured Indebtedness is Incurred, and after giving pro forma effect to the Incurrence thereof, the Incurrence of such Indebtedness would result in the Consolidated Secured Debt Ratio exceeding 3.75 to 1.0, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto, then (y) the total amount of Indebtedness that may be secured pursuant to this clause (7) shall not exceed the greater of (i) the maximum amount of Indebtedness that could be Incurred on such date without such ratio being so exceeded and (ii) an amount equal to the maximum amount of Indebtedness that could then be incurred pursuant to clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness,” less the amount of Indebtedness secured by Liens Incurred pursuant to clause (18) below and outstanding on such date;

(8)	Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (7));

(9)

Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)

Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13)	any Lien on accounts receivable and related assets of the types specified in the definition of “Qualified Receivables Transaction” incurred in connection with a Qualified Receivables Transaction;

(14)	Liens in favor of the Company or the Subsidiary Guarantors;

(15)

leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and the Restricted Subsidiaries and which do not secure any Indebtedness;

(16)

Liens securing judgments, decrees, orders or awards for the payment of money not constituting an Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

(17)

Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9) or (10); provided, however, that:

(A)

such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)

the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18)

other Liens securing Indebtedness (other than Subordinated Obligations) to the extent the Incurrence of such Indebtedness, when taken together with all other Indebtedness secured by Liens Incurred pursuant to this clause (18) and outstanding on the date such other Lien is Incurred, and after giving pro forma effect to the Incurrence of such Indebtedness, would not result in the Consolidated Secured Debt Ratio exceeding 3.75 to 1.0, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto; provided, however, notwithstanding whether this clause (18) would then be available to secure Indebtedness, any Lien securing Indebtedness originally secured pursuant to this clause (18) may secure Refinancing Indebtedness in respect of such Indebtedness, as long as such Lien does not extend to any property other than all or part of the same property and assets that secured or, under the written agreements pursuant to which such original Lien arose, could have secured the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof), and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (18); and

(19)

other Liens securing Indebtedness; provided that the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the greater of (A) $100 million and (B) 3.0% of Consolidated Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior thereto (as of the date of granting such Liens and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the net proceeds thereof).

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were

(1)	directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or

(2)

implemented by the business that was the subject of any such asset acquisition within the six months prior to or following the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business, provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or

(2)	any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness permitted pursuant to clause (1) of paragraph (b) under “—Certain Covenants—Limitation on Indebtedness” shall not be deemed a Qualified Receivables Transaction.

“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company that is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company, which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity

(A)

is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

(B)	is recourse to or obligates the Company or any Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings), or

(C)

subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

(2)	the entity is not an Affiliate of the Company or is an entity with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms that the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)

is an entity to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)

such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)

if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Refinancing Transactions” means (i) the offering of the Initial Notes and the use of the proceeds thereof to Refinance Indebtedness outstanding under the Credit Agreement and (ii) the partial redemption of the Company’s 5.750% Senior Notes due 2024.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Cash and Cash Equivalents” means, as of any date, (a) the cash and cash equivalents held by any Captive Insurance Subsidiary and committed to third-party administrators for payment of the Company’s insurance claims, (b) the cash and cash equivalents held by Syndicated Persons to the extent that such cash and cash equivalents are required by the owners of such Syndicated Persons to be held in separate accounts and not otherwise commingled with the assets of the Company, (c) the cash and cash equivalents held by any Restricted Subsidiary to the extent that, and for so long as, such cash and cash equivalents may not be distributed to the owner or owners of the equity interests in such Restricted Subsidiary under the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, and (d) the cash collateral deposited by the Company pursuant to Section 2.05(c) or Section 2.05(l) of the Credit Agreement.

“Restricted Payment” with respect to any Person means:

(1)

the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)

the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(3)

the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission, as constituted from time to time.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated by the SEC thereunder and any statute successor thereto, in each case as amended from time to time.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to the Company or any Subsidiary;

(B)	any liability for federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(D)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(E)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Shareholder Litigation” means the federal securities class actions and the derivative actions brought against the Company and/or certain of its former directors and officers and certain other parties in the United States District Court for the Northern District of Alabama and the Circuit Court in Jefferson County, Alabama relating to financial reporting and related activity that occurred at the Company during periods ended in March 2003.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor rating agency.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture governing the Notes of a series as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter Guarantees such Notes pursuant to the terms of the Indenture.

“Syndicated Person” means a Person the equity interests of which constitute Syndicated Interests.

“Syndication” means the sale of partnership or other equity interests (“Syndicated Interests”) in Subsidiaries of the Company or other Persons controlled by the Company that own or operate health care facilities to (i) participating physicians, radiologists and other specialists, (ii) professional corporations and other legal entities owned or controlled by such participating physicians, radiologists and other specialists and (iii) participating hospitals and other health care providers. For purposes of this definition, “controlled” shall have the meaning set forth in the definition of “Affiliate.”

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)

investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250 million (or the foreign currency equivalent thereof) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)

investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)

investments in securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A2” by Moody’s;

(6)

eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than one year, in each case having a rating of, or evidencing the full recourse obligation of a person whose senior debt is rated, at least “A” by Standard & Poor’s and at least “A2” by Moody’s; and

(7)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder, as in effect on the Issue Date, except to the extent any amendment to the Trust Indenture Act expressly provides for the application of the Trust Indenture Act as in effect on another date.

“Trust Officer” means any officer within the corporate trust office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall have direct responsibility for the administration of the Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the ownership and disposition of the notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed Treasury regulations promulgated thereunder, and current rulings, pronouncements, judicial decisions, and administrative interpretations of the Internal Revenue Service, or the IRS, all of which are subject to differing interpretation or change at any time, possibly on a retroactive basis, by legislative, judicial, or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or is expected to be) sought on any of the matters discussed below. No representation with respect to the consequences to any particular purchaser of the notes is made. Prospective purchasers should consult their independent tax advisors with respect to their particular circumstances.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax consequences relating to the ownership and disposition of the notes. This discussion does not address specific U.S. federal income tax consequences that may be relevant to particular persons in light of their individual circumstances or to certain categories of investors subject to special treatment under U.S. federal income tax law, including, without limitation, banks and other financial institutions, insurance companies, mutual funds, tax-exempt organizations, retirement plans, U.S. expatriates, partnerships or other pass-through entities, broker-dealers, traders in securities or currencies, controlled foreign corporations, passive foreign investment companies, persons deemed to sell notes under the constructive sale provisions of the Code, or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, U.S. holders whose “functional currency” is not the U.S. dollar, and persons subject to the alternative minimum tax.

This discussion is limited to the U.S. federal income tax consequences to U.S. holders and non-U.S. holders who purchase the new notes in the initial offering at their initial offering price and who hold such notes as capital assets (generally, property held for investment) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal estate, gift or other federal tax laws, including the Medicare contribution tax on unearned income, or under the tax laws of any state, local or foreign jurisdiction.

You should consult your independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws based on your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of the partnership and each of its partners will depend on the activities of the partnership and the status of the partner. Partnerships acquiring notes, and partners in such partnerships, should consult their independent tax advisors regarding the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

We believe, and this summary assumes, that the notes will be issued with no more than a de minimis amount of original issue discount (if any) for U.S. federal income tax purposes.

Effect of Certain Additional Payments

In certain circumstances (for example, see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), we may pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the date of issuance, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely than not that the contingency will not occur and certain other conditions are met. We believe that the potential for additional payments on the notes should not cause the notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a U.S. holder and non-U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, our determination is not binding on the IRS, which could challenge our determination. If such a challenge were successful, the tax consequences discussed below for a U.S. holder or non-U.S. holder would vary significantly and gain, if any, realized on the taxable disposition of a note would be treated as interest income. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

Pre-Issuance Accrued Interest

The initial offering price for the new notes will include amounts attributable to interest accrued from February 1, 2020 for the new 2028 notes and February 1, 2020 for the new 2030 notes to the date on which the new notes are issued, which we refer to as “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the new notes on the first interest payment date after the issuance of the new notes. In accordance with applicable Treasury regulations, for U.S. federal income tax purposes, we will treat the new notes as having been purchased for a price that does not include any pre-issuance accrued interest. If the new notes are so treated, a portion of the first interest payment equal to the pre-issuance accrued interest will be treated as a nontaxable return of such pre-issuance accrued interest and not as a payment of interest on the new notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable as interest on the new notes.

Stated Interest

Payments of stated interest on the notes (other than any pre-issuance accrued interest excluded from the purchase price of a new note, as discussed above under “Pre-Issuance Accrued Interest”) generally will be taxable to a U.S. holder as ordinary interest income at the time the right to such payment accrues or such payment is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

If you purchase a new note for an amount (excluding any pre-issuance accrued interest excluded from the purchase price of a new note, as discussed above under “Pre-Issuance Accrued Interest”) in excess of the stated principal amount of the new note, such excess will be considered “amortizable bond premium.”

A U.S. holder generally may elect to amortize any bond premium over the term of the new note under a constant yield method as an offset to stated interest income. However, because we may redeem the new notes prior to maturity at a call price in excess of the stated principal amount, special rules apply that may reduce, defer or eliminate the amount of bond premium that you may otherwise amortize with respect to the new notes. If an election to amortize bond premium is made, the U.S. holder will be required to reduce its tax basis in the new note by the amount of the premium amortized. U.S. holders should consult their tax advisors about these rules. If a U.S. holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the U.S. holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS.

Sale, Exchange or other Taxable Disposition of the Notes

Upon the sale, exchange or other taxable disposition of a note (including a retirement or a redemption), a U.S. holder may recognize taxable gain or loss equal to the difference between the amount realized (that is, the sum of cash plus the fair market value of all other property received on such disposition) and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which is treated as ordinary income to the extent not previously included in income. A U.S. holder’s adjusted tax basis in a note generally will be the holder’s cost of the note (less any amount attributable to pre-issuance accrued interest on a new note, as discussed above under “Pre-Issuance Accrued Interest”), reduced by any bond premium previously amortized with respect to such note.

Gain or loss realized on the sale or other taxable disposition of a note may be capital gain or loss and will be long term capital gain or loss if at the time of such disposition the note has been held for more than one year. Long-term capital gains of non-corporate taxpayers may be eligible for reduced rates of taxation under current law. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with interest payments on the notes and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the notes, unless the U.S. holder is an exempt recipient such as a corporation and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding (currently at a rate of 24%) on these amounts if the U.S. holder fails to provide its taxpayer identification number (with a properly completed IRS Form W-9) to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. U.S. holders should consult their independent tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and the amount of any backup withholding may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion of non-U.S. holders, interest does not include any pre-issuance accrued interest, as discussed above under “—Tax Consequences to U.S. Holders—Pre-Issuance Accrued Interest”). However, to the extent any interest is subject to U.S. federal withholding tax as described below, the applicable withholding agent is likely to withhold on all payments of interest, including any payment of pre-issuance accrued interest, because the withholding agent will likely be unable to determine which portion of the payments is attributable to pre-issuance accrued interest.

Taxation of Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on a note to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, provided that such holder:

•	is not an actual or constructive owner of 10% or more of the total combined voting power of all classes of our voting stock;

•	is not a controlled foreign corporation for U.S. federal income tax purposes related, directly or indirectly, to us through sufficient stock ownership;

•	does not receive such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; and

•

satisfies certain certification requirements under penalty of perjury as to its status as a non-U.S. holder (generally through the provision of a properly completed and executed applicable IRS Form W-8).

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph may be subject to withholding of U.S. federal income tax, currently at the rate of 30%, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, unless a non-U.S. holder is entitled to a reduced rate of or an exemption from withholding under an applicable income tax treaty and provides a properly completed IRS Form W-8BEN or W-8BEN-E (or an appropriate substitute or successor form), on which the non-U.S. holder certifies its entitlement to such reduction or exemption.

If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty so requires, are attributable to a permanent establishment), such payments may be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons. In addition, if such non-U.S. holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If interest payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments generally will not be subject to U.S. withholding tax so long as the holder provides the applicable withholding agent with a properly completed IRS Form W-8ECI (or an appropriate substitute or successor form), on which the non-U.S. holder certifies that interest on the notes is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

Non-U.S. holders should consult their independent tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, or other Taxable Disposition of the Notes

Any gain realized by a non-U.S. holder on the sale, exchange or other disposition (including a retirement or redemption) of a note generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty so requires, is attributable to a permanent establishment), or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

In the case described above in (i), gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the non-U.S. holder will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States source capital losses.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note.

Information Reporting and Backup Withholding

Generally, the amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to such payments and certain other information must be reported to the IRS. Such information may also be provided to the authorities of the country in which a non-U.S. holder is organized or resides pursuant to the terms of an applicable tax treaty (or other agreement).

In general, backup withholding (currently at a rate of 24%) will not be required with respect to payments of interest on the notes that we make to a non-U.S. holder if the non-U.S. holder has furnished the requisite documentation described above under “—Taxation of Interest” or otherwise establishes an exemption. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

A non-U.S. holder may be subject to information reporting and backup withholding on the proceeds from the sale or other disposition of the notes unless such non-U.S. holder provides the requisite documentation described above or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount paid as backup withholding may be creditable against the non-U.S. holder’s U.S. federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their independent tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required under provisions of the Code commonly referred to as “FATCA” on interest paid in respect of a note if such note is held by or through certain financial institutions (including investment funds), whether such institution is the beneficial owner or an intermediary, unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which a note is held will affect the determination of whether such withholding is required. Similarly, interest in respect of a note held by an investor that is a non-financial non-U.S. entity, whether such entity is the beneficial owner or an intermediary, that does not qualify under certain exemptions will be subject to FATCA withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Treasury. We will not pay any additional amounts to holders of notes in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of the FATCA provisions of the Code on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc. is acting as the representative of the underwriters, and the underwriters listed below are acting as joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the principal amount of the new notes set forth opposite their names below:

Underwriters	Principal Amount of New 2028 Notes	Principal Amount of New 2030 Notes
BofA Securities, Inc.	$31,950,000.00	$31,950,000.00
Barclays Capital Inc.	31,950,000.00	31,950,000.00
Citigroup Global Markets Inc.	31,950,000.00	31,950,000.00
Goldman Sachs & Co. LLC	31,950,000.00	31,950,000.00
J.P. Morgan Securities LLC	31,950,000.00	31,950,000.00
Morgan Stanley & Co. LLC	31,950,000.00	31,950,000.00
RBC Capital Markets, LLC	24,000,000.00	24,000,000.00
Regions Securities LLC	20,400,000.00	20,400,000.00
SunTrust Robinson Humphrey, Inc.	31,950,000.00	31,950,000.00
Wells Fargo Securities, LLC	31,950,000.00	31,950,000.00

Total	$300,000,000.00	$300,000,000.00

The underwriting agreement provides that the underwriters’ obligation to purchase the new notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

1.	the obligation to purchase all of the new notes offered hereby, if any of the new notes are purchased;

2.	the representations and warranties made by us and the guarantors to the underwriters are true;

3.	there is no material change in our or the guarantors’ business or the financial markets; and
4.	we and the guarantors deliver customary closing documents to the underwriters.

The offering of the securities by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Commissions and Expenses

The underwriters will purchase the new notes at the discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the new notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the new notes, the offering price at which the new notes are being offered may be changed at any time without notice. The underwriters may offer and sell the new notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the new notes and in total:

	New 2028 Notes		New 2030 Notes
	Per Note	Total	Per Note	Total
Underwriting discount	1.5%	$4,500,000	1.5%	$4,500,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $800,000.

Lock-Up

We and the guarantors have agreed not to, directly or indirectly, offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any of our debt securities issued or guaranteed by the Company or any of the guarantors and having a stated maturity of more than one year, for a period of 90 days after the closing date, in each case without the prior written consent of BofA Securities, Inc., on behalf of the underwriters.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Settlement

We expect that delivery of the new notes will be made to investors on or about May 15, 2020, which is the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the new notes on the date of this prospectus supplement will be required, by virtue of the fact that the new notes initially settle in T+3, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the new notes who wish to trade the new notes on the date of this prospectus supplement should consult their advisors.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Certain of the underwriters and/or their affiliates are lenders under our senior secured credit facility, and a portion of the net proceeds of this offering will be paid to each such underwriter or affiliate in connection with the repayment of borrowings thereunder.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. The underwriters and/or certain of their affiliates act as agents and/or lenders under our credit agreement and receive and are expected to receive customary fees for their services as well as reimbursement for certain expenses. Wells Fargo Bank, National Association, the trustee, is an affiliate of one of the underwriters and is a lender under our credit agreement.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the new notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the new notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offering Restrictions

No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the new notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to the Company, in any jurisdiction where action for that purpose is required. Accordingly, the new notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area and United Kingdom

The new notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the new notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the new notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of new notes in any member state of the European Economic Area or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of new notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the

Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The new notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the new notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the new notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the new notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the new notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The new notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the new notes offered should conduct their own due diligence on the new notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The new notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the new notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to new notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The new notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the new notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the new notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the new notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the new notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)	where no consideration is or will be given for the transfer;
(3)	where the transfer is by operation of law; or
(4)	as specified in Section 276(7) of the SFA.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.encompasshealth.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

We have filed with the SEC a registration statement on Form S-3 (we refer to the registration statement, all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein as the Registration Statement) pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus, which constitute a part of the Registration Statement, do not contain all the information contained in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus supplement or in any document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such reports and documents until the termination of this offering, except that any such reports or portions thereof which are furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K and not filed shall not be deemed incorporated by reference herein:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020;

•

The information contained in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2020 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020; and

•	Our Current Reports on Form 8-K filed with the SEC on February 21, 2020, April 16, 2020, April 27, 2020, May 7, 2020, and May 11, 2020.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Encompass Health Corporation

General Counsel

9001 Liberty Parkway

Birmingham, Alabama 35242

(205) 967-7116

LEGAL MATTERS

The validity of the notes offered hereby and the related guarantees will be passed upon for us by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Certain legal matters relating to Alabama, Delaware, Florida and Georgia law will be passed upon for us by Maynard, Cooper & Gale, P.C., certain legal matters relating to Massachusetts, Mississippi, South Carolina and Texas law will be passed upon for us by Bradley Arant Boult Cummings LLP, certain legal matters relating to Idaho law will be passed upon for us by Hawley Troxell Ennis & Hawley LLP, and certain legal matters relating to New Mexico law will be passed upon for us by Snell & Wilmer L.L.P. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

HEALTHSOUTH CORPORATION

Common Stock

Preferred Stock

Warrants

Debt Securities

Guarantees of Debt Securities

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be convertible or exchangeable;

•	warrants to purchase common stock or preferred stock;

•	debt securities; and

•	guarantees of the debt securities by one or more of our subsidiaries.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the symbol “HLS.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2017.

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or where it is clear from the context that the term only means HealthSouth Corporation, the terms “HealthSouth,” “we,” “us,” “our,” and the “Company” refer to HealthSouth Corporation and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more transactions. This prospectus provides a general description of the securities that may be sold by us. Each time we sell securities described in this prospectus, we are required to provide you with this prospectus and a prospectus supplement containing specific information about us and the terms of the securities being sold. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any accompanying prospectus supplement is accurate as of the date of the prospectus and any accompanying prospectus supplement. Our business, financial position, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement may contain, in addition to any documents incorporated herein and therein, historical information as well as forward-looking statements that involve known and unknown risks and relate to, among other things, future events, changes to Medicare reimbursement and other healthcare laws and regulations from time to time, regulatory investigations, our business strategy, our re-branding initiative, our dividend and stock repurchase strategies, our financial plans, our growth plans, our future financial performance, our projected business results, or our projected capital expenditures. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “intend,” “estimate,” “forecast,” “predict,” “project,” “target,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Any forward-looking statement is based on information current as of the date of this prospectus, any prospectus supplement and any document incorporated herein or therein, and speaks only as of the date on which such statement is made. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, the following:

•

each of the factors discussed under the heading “Risk Factors” on page 4 of this prospectus, in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended December 31, 2016, and in Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as may be updated or supplemented in our other filings with the SEC in the future that are incorporated herein and into any prospectus supplement by reference;

•

changes in the rules and regulations of the healthcare industry at either or both of the federal and state levels, including those contemplated now and in the future as part of national healthcare reform and deficit reduction such as the reinstatement of the “75% Rule” or the introduction of site neutral payments with skilled nursing facilities for certain conditions, payment system reforms, and related increases in the costs of complying with such changes;

•	reductions or delays in, or suspension of, reimbursement for our services by governmental or private payors, including our ability to obtain and retain favorable arrangements with third-party payors;

•	restrictive interpretations of the regulations governing the claims that are reimbursable by Medicare;

•

delays in the administrative appeals process associated with denied Medicare reimbursement claims, including from various Medicare audit programs, and our exposure to the related delay or reduction in the receipt of the reimbursement amounts for services previously provided;

•

the ongoing evolution of the healthcare delivery system, including alternative payment models and value-based purchasing initiatives, which may decrease our reimbursement rate or increase costs associated with our operations;

•

our ability to comply with extensive and changing healthcare regulations as well as the increased costs of regulatory compliance and compliance monitoring in the healthcare industry, including the costs of investigating and defending asserted claims, whether meritorious or not;

•

our ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on our labor expenses from potential union activity and staffing recruitment and retention;

•

competitive pressures in the healthcare industry, including from other providers that may be participating in integrated delivery payment arrangements in which we do not participate, and our response to those pressures;

•	changes in our payor mix or the acuity of our patients affecting reimbursement rates;

•

our ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with our growth strategy, including realization of anticipated revenues, cost savings, productivity improvements arising from the related operations and avoidance of unanticipated difficulties, costs or liabilities that could arise from acquisitions or integrations;

•

any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings, including the ongoing investigations initiated by the U.S. Department of Health and Human Services, Office of the Inspector General;

•	potential incidents affecting the proper operation, availability, or security of our information systems and our vendors’, including the patient information stored on our systems;

•	our ongoing rebranding initiative and the impact on our existing operations, including our ability to attract patient referrals to our hospitals as well as the associated costs of rebranding;

•	increased costs of defending and insuring against alleged professional liability and other claims and the ability to predict the costs related to claims;

•	new or changing quality reporting requirements impacting operational costs or our Medicare reimbursement;

•	the price of our common stock as it affects our willingness and ability to repurchase shares and the financial and accounting effects of any repurchases;

•	our ability and willingness to continue to declare and pay dividends on our common stock;

•	our ability to maintain proper local, state and federal licensing, including compliance with the Medicare conditions of participation, which is required to participate in the Medicare program;

•	our ability to attract and retain key management personnel, including as a part of executive management succession planning;

•	the impact of significant natural disasters, including major hurricanes, on our ability to maintain operations and continue to receive referrals and treat patients in the affected areas; and

•

general conditions in the economy and capital markets, including any instability or uncertainty related to governmental impasse over approval of the United States federal budget, an increase to the debt ceiling, or an international sovereign debt crisis.

The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, which are incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment decision. See “Where You Can Find More Information.”

THE COMPANY

HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 36 states and Puerto Rico through our network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. We manage our operations using two operating segments which are also our reportable segments: (1) inpatient rehabilitation and (2) home health and hospice.

On July 10, 2017, we announced the plan to change our name from HealthSouth Corporation to Encompass Health Corporation, effective January 1, 2018. The corporate name change will be accompanied by a NYSE ticker symbol change, from “HLS” to “EHC.” Both business segments will begin transitioning to the Encompass Health name in the first quarter of 2018.

Inpatient Rehabilitation

Our national network of inpatient rehabilitation hospitals stretches across 31 states and Puerto Rico, with a concentration of hospitals in the eastern half of the United States and Texas. As of June 30, 2017, we operated 125 inpatient rehabilitation hospitals, including one hospital that operates as a joint venture which we account for using the equity method of accounting. In addition, we manage five inpatient rehabilitation units through management contracts. We provide specialized rehabilitative treatment on both an inpatient and outpatient basis.

Our inpatient rehabilitation hospitals offer specialized rehabilitative care across a wide array of diagnoses and deliver comprehensive, high-quality, cost-effective patient care services. Substantially all (92% in 2016) of the patients we serve are admitted from acute care hospitals following physician referrals for specific acute inpatient rehabilitative care. Most of those patients have experienced significant physical and cognitive disabilities or injuries due to medical conditions, such as strokes, hip fractures, and a variety of debilitating neurological conditions, that are generally nondiscretionary in nature and require rehabilitative healthcare services in an inpatient setting. Our teams of highly skilled nurses and physical, occupational, and speech therapists utilize proven technology and clinical protocols with the objective of restoring our patients’ physical and cognitive abilities. Patient care is provided by nursing and therapy staff as directed by physician orders while case managers monitor each patient’s progress and provide documentation and oversight of patient status, achievement of goals, discharge planning, and functional outcomes. Our hospitals provide a comprehensive interdisciplinary clinical approach to treatment that leads to a higher level of care and superior outcomes.

Our inpatient rehabilitation segment represented approximately 81% of our Net operating revenues for the three and six months ended June 30, 2017.

Home Health and Hospice

Our home health and hospice business is the nation’s fourth largest provider of Medicare-certified skilled home health services in terms of revenues. We acquired EHHI Holdings, Inc. (“EHHI”) and its Encompass Home Health and Hospice business (“Encompass”) on December 31, 2014 and have since transitioned our previously existing HealthSouth home health operations to the Encompass platform and trade name. In the acquisition, we acquired all of the issued and outstanding equity interests of EHHI, other than equity interests contributed to HealthSouth Home Health Holdings, Inc. (“Holdings”), a subsidiary of HealthSouth and now indirect parent of EHHI, by certain sellers in exchange for shares of common stock of Holdings. These certain sellers were members of Encompass management, including April Anthony, the chief executive officer of Encompass. These sellers contributed a portion of their shares of common stock of EHHI in exchange for approximately 16.7% of the outstanding shares of common stock of Holdings. We view Encompass as a partnership that brings together the talent and home care experience of the Encompass team with all of the resources and post-acute care experience of HealthSouth.

As of June 30, 2017, Encompass operated home health and hospice agencies in 25 states, with concentrations in the Southeast, Oklahoma, and Texas, at 230 locations. Encompass home health provides a comprehensive range of Medicare-certified home nursing services to adult patients in need of care. These services include, among others, skilled nursing, physical, occupational and speech therapy, medical social work, and home health aide services. Home health patients are frequently referred to us following a stay in an acute care or inpatient rehabilitation hospital or other facility, but many patients are referred from primary care settings and specialty physicians without a preceding inpatient stay. Our patients are typically older adults with two or more chronic conditions and significant functional limitations, and require greater than ten medications. Our team of registered nurses, licensed practical nurses, physical, speech and occupational therapists, medical social workers, and home health aides work closely with patients and their families to deliver patient-centered care plans focused on their needs and their goals.

Encompass also provides hospice services that include in-home services to terminally ill patients and their families. These services address patients’ physical needs, including pain control and symptom management, and provide emotional and spiritual support. Our hospice care teams consist of physicians, nurses, social workers, chaplains, therapists, home health aides, and volunteers.

Our home health and hospice segment represented approximately 19% of our Net operating revenues for the three and six months ended June 30, 2017.

General Information

Shares of our common stock began trading on the New York Stock Exchange on October 26, 2006 under the ticker symbol “HLS.”

You should read this prospectus and any prospectus supplement together with the additional information contained under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

HealthSouth was incorporated under the laws of the State of Delaware. Our principal executive offices are located at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, and our telephone number is (205) 967-7116. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the offered securities.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of the securities offered hereby for general corporate purposes, including:

•	redemption and repayment of short-term or long-term borrowings;

•	redemption or repurchases of common or preferred stock;

•	acquisitions of or investments in businesses or assets;

•	capital expenditures; and

•	working capital and other general corporate purposes.

Pending the application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the consolidated ratio of earnings to fixed charges for HealthSouth and its subsidiaries for each of the periods indicated:

Six months ended June 30, 2017	Year ended December 31,
	2016	2015	2014	2013	2012
3.3	3.4	3.4	4.0	4.2	3.9

The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for HealthSouth and its subsidiaries for each of the periods indicated:

Six months ended June 30, 2017*	Year ended December 31,
	2016*	2015*	2014	2013	2012
3.3	3.4	3.3	3.7	3.3	2.9

*	We redeemed our remaining outstanding shares of preferred stock on April 23, 2015. Thereafter, no shares of preferred stock were outstanding, and no preferred stock dividends were paid.

The information in this section should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference in this prospectus. Details of the computation of the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends are included in Exhibit 12.1 to the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,500,000 shares of preferred stock, par value $0.10 per share. As of August 28, 2017, 98,317,730 million shares of common stock, and no shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our restated certificate of incorporation, our amended and restated bylaws and the certificate of designations, which we have filed with the SEC. A copy of our restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Annual Report on Form 10-K on June 27, 2005, and a copy of our certificate of amendment to the restated certificate of incorporation was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K on October 31, 2006. A copy of our amended and restated bylaws was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K on May 11, 2015. A copy of our certificate of designations for the 6.50% Series A Convertible Perpetual Preferred Stock was filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed March 9, 2006.

Description of Common Stock

The common stock, par value $.01 per share, of the Company has the following rights, preferences and privileges:

Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of the Company’s stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares present or represented by proxy.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of assets legally available for the payment of dividends.

Liquidation. In the event of a liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, the Company’s remaining assets will be distributed ratably among the holders of the common stock on a per share basis. If there is any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences.

Rights and preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Description of Preferred Stock

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof adopted by our board of directors, as shall be expressed in the resolutions providing therefor. A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred stock;

•	the price or prices at which the preferred stock may be purchased;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s), and/or payments date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non cumulative and, if cumulative, the date from which the dividends on the preferred stock shall accumulate;

•	the procedures for an auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock or exchangeable for other securities, including the conversion price, or the manner of calculating the conversion price, and conversion period or the exchange ratio, or manner of calculating the exchange ratio, and exchange period;

•	if appropriate, a discussion of the United States federal income tax considerations applicable to the preferred stock;

•	the ranking of the preferred stock relative to the common stock and any outstanding series of preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, holders of our preferred stock will have no preemptive rights.

The issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

The terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities will be detailed in the prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase common stock, preferred stock, or other securities of the Company, or any combinations of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to the warrants being offered.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate numbers of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	the designations and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of the United States federal income tax considerations applicable to the warrants; and

•	any other specific terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may offer debt securities which may be senior, subordinated or junior subordinated and may be convertible. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under either our existing indenture or another indenture to be entered into between us and the trustee. Our existing indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities that we may offer and the guarantees of those debt securities that may be offered by one or more of our subsidiaries. The particular terms of the debt securities and the related guarantees offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities and the related guarantees, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities and the related guarantees, reference must be made to both the related prospectus supplement and to the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under our existing indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time pursuant to a supplemental indenture entered into between us and the trustee or an order delivered by us to the trustee. For each series of debt securities we offer, a prospectus supplement accompanying this prospectus will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

•	title and aggregate principal amount;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	applicable subordination provisions, if any;

•	whether the debt securities will be convertible into or exchangeable for other securities or property of the Company or any other person;

•	percentage or percentages of principal amount at which the debt securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	whether interest on the debt securities will be payable in cash or additional debt securities of the same series;

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	whether the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

•	redemption, repurchase or early repayment provisions, including our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	if other than the debt securities’ principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which the debt securities will be issued, including whether the debt securities will be issued as “original issue discount” securities;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	where the debt securities may be presented for registration of transfer, exchange or conversion;

•	the place or places where notices and demands to or upon the Company in respect of the debt securities may be made;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•

if the debt securities will be issued in whole or in part in the form of a book-entry security, the depository or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	the guarantors, if any, of the debt securities, and the extent of the guarantees and any additions or changes to permit or facilitate guarantees of such debt securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the debt securities, including the remedies available in connection therewith;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the Company or the purchaser of the debt securities can select the payment currency;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	extent to which a secondary market for the debt securities is expected to develop;

•	provisions relating to defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	any restrictions or conditions on the transferability of the debt securities;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	any addition or change in the provisions related to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders upon the occurrence of specified events;

•	whether the debt securities will be secured or unsecured, and, if secured, the terms upon which the debt securities will be secured and any other additions or changes relating to such security; and

•

any other terms of the debt securities that are not inconsistent with the provisions of the Trust Indenture Act (but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

One or more series of debt securities may be sold as “original issue discount” securities. These debt securities would be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior, subordinated or junior subordinated. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities and the related guarantees shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus from time to time. We may sell the securities in one or more of the following ways from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities, including:

•	the names of any underwriters, dealers or agents and the types and amounts of securities underwritten or purchased by each of them;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers. If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities. In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales. We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market and Listing of Securities. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Any debt securities sold pursuant to a prospectus supplement will be new issues of securities with no established trading market and, unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the underwriters, if any, of the debt securities will make a market in the debt securities. If the underwriters make a market in the debt securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto and all documents incorporated by reference therein) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information contained in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement.

You may copy and inspect the Registration Statement, including the exhibits thereto, and the periodic reports and information referred to above, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from commercial document retrieval services and at the Internet worldwide website maintained by the SEC at http://www.sec.gov.

In addition, you may obtain these materials on our website. Our Internet website address is www.healthsouth.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering, except that any such reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference herein:

•

Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 22, 2017 (the financial statements therein have been superseded by the financial statements included in the Current Report on Form 8-K filed September 18, 2017);

•	Our Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on April 28, 2017 and August 2, 2017, respectively;

•	Our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 20, 2017, May 9, 2017, June 12, 2017, June 20, 2017, June 27, 2017, July 25, 2017, and September 18, 2017;

•

The information contained in our Definitive Proxy Statement on Schedule 14A , filed with the SEC on March 24, 2017 and incorporated into Part III of our Annual Report on Form 10-K for the year ended December 31, 2016; and

•

Our Registration Statement on Form 8-A, filed with the SEC on September 13, 2006, describing our common stock, and any amendment or report filed with the SEC for the purpose of updating the description.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

HealthSouth Corporation

General Counsel

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

(205) 967-7116

LEGAL MATTERS

The legality of the equity securities and the warrants being offered hereby will be passed upon for us by Mr. Stephen D. Leasure, Esq., who is Associate General Counsel of HealthSouth Corporation (the “Registrant”). As an employee of the Registrant, Mr. Leasure participates or is eligible to participate in employee benefit plans of the Registrant and is otherwise compensated on the same basis as other similarly eligible employees. Pursuant to such plans, he owns or has other rights to acquire an aggregate of less than 0.5% of the outstanding shares of the common stock of the Registrant.

The legality of the debt securities and the related guarantees will be passed upon for us by the following firms with respect to the corresponding state laws. Certain legal matters relating to Tennessee, Alabama and Delaware law will be passed upon for us by Maynard, Cooper & Gale, P.C. Certain legal matters relating to Texas, Florida, South Carolina, Kentucky, New York, and Massachusetts will be passed upon for us by Bradley Arant Boult Cummings LLP. Certain legal matters relating to New Hampshire law will be passed upon for us by Rath, Young and Pignatelli, P.C.

Certain legal matters with respect to the offered securities will be passed upon for any underwriters, dealers or agents by counsel identified in the related prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to HealthSouth Corporation’s Current Report on Form 8-K dated September 18, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of HealthSouth Corporation for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$600,000,000

Encompass Health Corporation

$300,000,000 4.500% Senior Notes due 2028

$300,000,000 4.750% Senior Notes due 2030

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Securities

Barclays

Citigroup

Goldman Sachs & Co. LLC

J.P. Morgan

Morgan Stanley

RBC Capital Markets

Regions Securities LLC

SunTrust Robinson Humphrey

Wells Fargo Securities

May 12, 2020